Exhibit 99.1

NEWS

One Horizon Completes Acquisition of C-Rod Companies

LONDON, March 21, 2018 – One Horizon Group, Inc. (NASDAQ: OHGI) today announced that it has completed the acquisition of C-Rod, Inc., along with its record label and media content division (collectively, the “C-Rod Companies”). The C-Rod Companies will continue business operations as ‘Love Media House,’ a wholly-owned subsidiary of One Horizon Group.

C-Rod, Inc., a premier music production company founded in 2002, by multi-platinum producer and composer Christopher Rodriguez, regularly works with A-list, superstar artists, and its music productions and remixes are consistently at the top of the Billboard charts. The record label has signed multiple up-and-coming music artists to its roster and the media content division has produced acclaimed, top-charting music videos and works with artists and corporations in the areas of strategic branding, content development, social media marketing and digital distribution.

“There is incredible synergy between the C-Rod Companies and 123Wish, our subscription-based, experience mobile application that focuses on providing users with exclusive opportunities to enjoy personalized, dream experiences with famous music artists, celebrities and social media influencers,” said Mark White, One Horizon Group’s Founder and CEO. “We plan to launch experiences with some of the world’s most recognizable celebrities and innovative brands in the coming weeks, and Love Media House will be creating and distributing original content; the interest has been outstanding and we are grateful for the support of our investors and business of our customers.”

“We are excited to offer our artists the opportunity to participate in experiences and give to their favorite charities through the 123Wish marketplace,” said Christopher Rodriguez, C-Rod’s Founder and Co-CEO. “The support of One Horizon’s management team has been tremendous and our business is poised to grow even more quickly given the deal flow possibilities with 123Wish.”

“Since entering into the Exchange Agreement with C-Rod last month, I am pleased to report that the revenue achieved to date has met management expectations,” added Mark White. “Having met our funding commitments regarding the acquisitions and with the integration process well underway, we are confident that One Horizon will achieve near-term profitability and drive greater value to our shareholders.”

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a media and digital technology acquisition company, which holds a majority interest in 123Wish, a subscription-based, experience marketplace, and an Asia-based secure messaging business. For more information, please visit http://www.onehorizoninc.com

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com